Exhibit 99.2

Northstar Neuroscience Announces Management and Board Succession Plan

•	John Bowers Appointed Chief Executive Officer Effective June 29, 2007

•	Alan Levy to Become Chairman of Board of Directors

•	Michael D. Ellwein Nominated to Serve on Board of Directors

SEATTLE—(BUSINESS WIRE)—April 26, 2007—Northstar Neuroscience, Inc. (Nasdaq: NSTR), a developer of medical devices for the treatment of neurological diseases and disorders, announced today that John Bowers, currently Chief Operating Officer, will become President and Chief Executive Officer on June 29, 2007. He will succeed Alan Levy, PhD, who will become non-executive Chairman of the Company’s Board of Directors.

“During his nearly 20 years in the medical device industry, John has established a successful track record of developing and introducing therapies to the market,” said Dr. Levy. “Since joining Northstar three years ago, John has been involved in all aspects of our business, particularly our EVEREST clinical trial and initial market planning. He has led strategy development for our Renova™ cortical stimulation platform and played a key role in our successful initial public offering last year. The Board and I have been impressed by John’s capabilities and commitment, and I look forward to his leadership as Northstar enters its next phase.” Dr. Levy continued, “Since founding the Company eight years ago, we have worked to build a platform which can help many of the millions of people suffering from neurological diseases and disorders. While I now look forward, after forty years in this business, to spending more time with my family, I remain committed to the Company and I am excited to support John and the future success of Northstar in my new position of Chairman.”

“We are entering an exciting period at Northstar,” said Mr. Bowers. “This year we will complete our EVEREST pivotal trial and plan to submit our Renova ST stroke recovery therapy for FDA approval. Our team is very focused on the opportunity to commercialize a therapy that may help many of the millions of stroke survivors suffering from impaired hand / arm function. Our research pipeline of cortical stimulation therapies is robust, and we are energized about the opportunity to create a leading company in the fast-developing neurostimulation market.”

“Alan Levy’s leadership has established Northstar Neuroscience as a neurotechnology leader in clinical research, intellectual property and technology development,” said Dale Spencer, a member of the Company’s Board of Directors. “We thank Alan for his tireless efforts and are pleased to have his continued leadership in the role of Chairman of the Board. John has made a major impact since joining Northstar and we are excited to have him take on the role of Chief Executive. We are fortunate to have two strong business executives working together in these respective leadership positions, and we look forward to working with them and the Northstar team as the Company continues its mission to improve the lives of patients with neurological diseases and disorders.”

In November 2006, Mr. Bowers, 45, was named Chief Operating Officer of the Company. Since joining Northstar in early 2004, he previously served as Executive Vice President and as Vice President, Marketing and Business Development. Prior to joining Northstar, Mr. Bowers spent 10 years at Guidant Corporation, where he held a number of roles in marketing, business development and sales management, including leading the marketing and business development efforts for the company’s drug-eluting stent business (now Abbott Laboratories’ XIENCETM product). Previously he was with the medical device division of Eli Lilly and Company. Mr. Bowers received a Bachelor in Economics-Accounting from Gonzaga University and a Master in Business Administration with Distinction from Harvard University.

Michael D. Ellwein Nominated to Serve on Board of Directors

The Company also announced today the nomination of Michael D. Ellwein to serve on its Board of Directors. The nomination will be voted on at Northstar’s annual meeting on June 13, 2007. Mr. Ellwein is currently a Venture Partner with Three Arch Partners and is Of Counsel to the law firm Fredrikson and Byron. Previously, Mr. Ellwein spent 17 years with Medtronic, Inc. with his most recent positions being Vice President and Chief Development Officer. While at Medtronic, Mr. Ellwein led many strategic initiatives, including acquisitions forming the basis for the company’s spine, interventional cardiology, diabetes, ENT and cardiac surgery businesses. Mr. Ellwein has been nominated to fill the seat that will be made vacant by Jesse Treu, Ph.D., who will allow his term as a director of the Company to expire at the annual meeting.

“Northstar is honored to nominate Mike Ellwein to join our Board of Directors,” said Dr. Levy. “Mike was instrumental in transforming Medtronic from a pacemaker company into the largest medical technology company in the world. His strategic leadership abilities will help us advance our development of cortical stimulation. As one of the leading business minds in our industry, Mike would bring valuable experience and insight to our Board.”

“We would also like to thank Jesse for his leadership and dedication to Northstar Neuroscience,” Levy continued. “As an early venture backer of Northstar, Jesse has served on our Board for the past seven years, almost since our inception. He has been instrumental in helping guide our company through pre-clinical and early clinical work, and into our current pivotal trial for stroke motor recovery. He has been a big part of our success and we wish him the best as he continues his work with Domain Associates.”

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies that offer greater hope for recovery from neurological injury, disorder and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain – the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression.